For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
Jim Giannakouros, CFA
Vice President, Investor Relations
(847) 313-9506

IDEX REPORTS FIRST QUARTER RESULTS

Highlights
(All comparisons are against the prior year period unless otherwise noted)
•Record orders of $872M with records achieved within HST and FSDP segments
•Orders expanded 6%, 1% organically, representing the fourth consecutive quarter of positive organic performance
•Sales of $814 million increased 2% and decreased 1% organically
•Reported diluted EPS of $1.26 and adjusted EPS of $1.75 declined 21% and 7%, respectively
•Maintaining full year organic sales growth and diluted EPS guidance ranges
•Full year diluted EPS guidance is supported by an additional $20M of cost containment actions to mitigate potential tariff-related volume pressure

NORTHBROOK, IL, May 1, 2025 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended March 31, 2025.

“Our IDEX teams delivered better than expected revenue and profitability in the first quarter of 2025, with all segments exceeding our expectations. Most encouragingly, all of our segments built backlog, mostly accumulating within HST, fueled by an impressive large clean water project win from the Mott team,” said Eric Ashleman, IDEX Corporation President and Chief Executive Officer. “Our previously announced platform optimization and delayering efforts are on track to achieve an anticipated total of $43 million impact for 2025.

We recognize that there are likely to be increasing levels of customer caution and slower decision-making ahead. That said, we have yet to see any reduction in order rates through April in our rapid-turn businesses that often serve as leading indicators of economic change. Nonetheless, we have proactively identified another tranche of cost containment yielding an additional $20 million of savings for 2025 as an offset to potential later-stage demand pressure.

IDEX is well positioned as we head into a period of fluid uncertainty. Our high-quality businesses deliver tremendous value via critical solutions as a small percentage of the overall customer system cost. We enjoy long tenured relationships with leading customers built on trust and credibility. Our businesses generally operate locally within countries as we ideate, engineer, source, produce and sell our products. Finally, our shared intuitive understanding of 8020 and breadth of market exposure allows us to shift resources quickly from areas of pressure to advantaged applications.

Our strong cash generation and balance sheet provide significant capital deployment flexibility as we strive to deliver consistent and attractive shareholder value sustainably in the long run. We continue to build a large and attractive M&A funnel as we shape and scale our high-quality portfolio to support long-term advantaged markets.”

Full Year and Second Quarter 2025 Guidance
In 2025, the Company expects to generate GAAP diluted EPS of $6.56 - $6.95 (adjusted diluted EPS of $8.10 - $8.45), based on expected full year organic sales growth of 1% to 3%. In the second quarter 2025, the Company expects to generate GAAP diluted EPS of $1.60 - $1.72 (adjusted diluted EPS of $1.95 - $2.05), based on expected second quarter 2025 organic sales growth of 0% to 2%. Second quarter and full year guidance reflects the estimated impact of tariffs and associated incremental price realization and an additional tranche of cost actions to mitigate potential later-stage demand pressures.

Consolidated Financial Results

	Three Months Ended March 31,
(Dollars in millions, except per share amounts)	2025	2024	Increase (Decrease)
U.S. GAAP Results
Orders	$871.9	$820.3	$51.6
Change in reported orders			6%
Net sales	814.3	800.5	13.8
Change in reported net sales			2%
Gross profit	368.9	357.4	11.5
Gross margin	45.3%	44.6%	70 bps
Net income attributable to IDEX	95.5	121.4	(25.9)
Net income margin	11.7%	15.2%	(350) bps
Diluted EPS attributable to IDEX	1.26	1.60	(0.34)
Cash flows from operating activities	105.7	156.6	(50.9)
Operating cash flow as a percent of net income	111%	129%	NM
Non-GAAP Results
Change in organic orders*			1%
Change in organic sales*			(1%)
Adjusted gross profit*	368.9	359.9	9.0
Adjusted gross margin*	45.3%	45.0%	30 bps
Adjusted net income attributable to IDEX*	133.0	143.2	(10.2)
Adjusted EBITDA*	208.0	208.3	(0.3)
Adjusted EBITDA margin*	25.5%	26.0%	(50) bps
Adjusted diluted EPS attributable to IDEX*	1.75	1.88	(0.13)
Free cash flow*	91.4	136.6	(45.2)
Free cash flow conversion*	69%	95%	NM
NM – Not Meaningful
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

•Net sales increased largely due to the impact of the Mott Corporation (“Mott”) acquisition. Organic sales decreased due to lower volumes, largely as a result of market softness within certain Fluid & Metering Technologies and Health & Science Technologies businesses, which was partially offset by targeted growth initiatives and price capture.

•Gross margin and adjusted gross margin increased primarily due to favorable operational productivity across all segments and price/cost, partially offset by volume deleverage. Additionally, slightly higher employee-related costs were mitigated by platform optimization savings related to headcount reductions resulting from restructuring actions initiated during the first quarter 2025.

•Diluted EPS and Adjusted diluted EPS both decreased, reflecting higher interest due to higher debt outstanding throughout the current year period, higher depreciation expense and a higher effective tax rate. The effective tax rate in the prior year period included discrete one-time benefits that lowered the effective tax rate. GAAP Diluted EPS also reflects higher restructuring expenses and amortization expense which were excluded from Adjusted diluted EPS.

•Cash flows from operating activities and free cash flow both decreased, reflecting larger increases in inventory to support planned production during the current year period as well as interest payments on the 4.950% senior notes borrowed during the third quarter of 2024 to fund the acquisition of Mott. Free cash flow also reflects lower capital expenditures during the current year period.

Segment Financial Results

	Three Months Ended March 31, (a)
(Dollars in millions)	2025	2024	Increase (Decrease)
Fluid & Metering Technologies ("FMT")
Net sales	$290.5	$313.7	$(23.2)
Change in reported net sales			(7%)
Change in organic sales*			(4%)
Adjusted EBITDA(b)	95.3	105.4	(10.1)
Adjusted EBITDA margin	32.8%	33.6%	(80) bps
Health & Science Technologies ("HST")
Net sales	$341.5	$310.1	$31.4
Change in reported net sales			10%
Change in organic sales*			(1%)
Adjusted EBITDA(b)	87.4	81.4	6.0
Adjusted EBITDA margin	25.6%	26.2%	(60) bps
Fire & Safety/Diversified Products ("FSDP")
Net sales	$184.3	$178.0	$6.3
Change in reported net sales			4%
Change in organic sales*			5%
Adjusted EBITDA(b)	54.2	51.4	2.8
Adjusted EBITDA margin	29.4%	28.9%	50 bps
*These are non-GAAP measures. See the definitions of these non-GAAP measures in the section in this release titled “Non-GAAP Measures of Financial Performance” and reconciliations to their most directly comparable GAAP financial measures in the reconciliation tables at the end of this release.

(a) Three month data includes the results of the acquisition of Mott (September 2024) in the HST segment. Three month data also includes the results of Alfa Valvole, Srl (June 2024) in the FMT segment through the date of disposition.

(b) Segment Adjusted EBITDA excludes unallocated corporate costs which are included in Corporate and other.

Fluid & Metering Technologies Segment
•Net sales for the first quarter 2025 decreased 7%. Organic sales decreased 4% driven by lower volumes resulting from softness in our agriculture, chemical, energy and semiconductor businesses, partially offset by favorable municipal water market dynamics and price capture.

•Adjusted EBITDA margin for the first quarter 2025 decreased primarily due to volume deleverage, partially offset by strong price/cost. Additionally, platform optimization savings offset increases in other employee-related costs.

Health & Science Technologies Segment
•Net sales for the first quarter 2025 increased 10% driven by the acquisition of Mott. Organic sales decreased 1% due to lower volumes within our semiconductor, automotive and industrial businesses, which more than offset favorable aerospace/defense markets, targeted growth initiatives and price capture.

•Adjusted EBITDA margin for the first quarter 2025 decreased primarily due to the dilutive impact of the Mott acquisition and volume deleverage, partially offset by favorable productivity and mix. Additionally, platform optimization savings offset increases in other employee-related costs.

Fire & Safety/Diversified Products Segment
•Net sales for the first quarter 2025 increased 4%. Organic sales increased 5% as a result of Fire and Safety targeted growth initiatives, Dispensing projects volumes and price capture.

•Adjusted EBITDA margin for the first quarter 2025 increased due to favorable volume leverage and price/cost, partially offset by higher employee-related costs.

Corporate Costs
Corporate costs included in consolidated Adjusted EBITDA were $28.9 million during the first quarter 2025, $1.0 million lower compared with the same prior year period, primarily driven by lower employee-related costs, partially offset by increased professional services spending.

Other Items
•In January 2025, repaid $30.2 million, leaving $249.0 million outstanding under our revolving credit facility as of March 31, 2025.
•In April 2025, repaid $12.5 million under our revolving credit facility.
•In February 2025, repurchased 256,159 shares at a cost of $50.0 million.

Conference Call to be Broadcast over the Internet
IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, May 1, 2025 at 8:00 a.m. CT. Chief Executive Officer and President Eric Ashleman and Senior Vice President and Chief Financial Officer Abhi Khandelwal will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be available on its website at www.idexcorp.com and the slide presentation will also be available on that website after the call. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.709.8150 (or 201.689.8354 for international participants) using the ID #13748411.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the Company’s second quarter 2025 and full year 2025 outlook including expected organic sales, expected earnings per share, and expected adjusted earnings per share and the assumptions underlying these expectations, anticipated future acquisition behavior and the anticipated benefits of the Company’s recent or future acquisitions, resource and capital deployment and focus and organic and inorganic growth, the Company’s ability to adapt to macroeconomic challenges, anticipated impacts of tariffs and global trade policies, anticipated trends in end markets, including expectations regarding future order volumes and order patterns, anticipated growth initiatives and expansions, and the anticipated benefits of the Company’s productivity and cost containment efforts and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “guidance,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “likely to be,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release.

The risks and uncertainties include, but are not limited to, the following: levels of industrial activity and economic conditions in the U.S. and other countries around the world, including uncertainties in the financial markets; pricing pressures, including inflation and rising interest rates, and other competitive factors and levels of capital spending in certain industries; the impact of severe weather events, natural disasters and public health threats; economic and political consequences resulting from terrorist attacks and wars; the Company’s ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; cybersecurity incidents; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in countries in which the Company operates; developments with respect to trade policy and existing, new or increased tariffs or other similar measures; interest rates; capacity utilization and the effect this has on costs; labor markets; supply chain conditions; market conditions and material costs; risks related to environmental, social and corporate governance issues, including those related to climate change and sustainability; and developments with respect to contingencies, such as litigation and environmental matters.

Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company’s subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation (NYSE: IEX) designs and builds engineered products and mission-critical components that make everyday life better. IDEX precision components help craft the microchip powering your electronics, treat water so it is safe to drink, and protect communities and the environment from sewer overflows. Our optics enable global broadband satellite communications, and our pumps move challenging fluids that range from hot, to viscous, to caustic. IDEX components assist healthcare professionals in saving lives as part of many leading diagnostic machines, including DNA sequencers that help doctors personalize treatment. And our fire and rescue tools, including the industry-leading Hurst Jaws of Life®, are trusted by rescue workers around the world. These are just some of the thousands of products that help IDEX live its purpose – Trusted Solutions, Improving Lives™. Founded in 1988 with three small, entrepreneurial manufacturing companies, IDEX now includes more than 50 diverse businesses around the world. With about 9,000 employees and manufacturing operations in more than 20 countries, IDEX is a diversified, high-performing, global company with approximately $3.3 billion in annual sales.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$814.3	$800.5
Cost of sales	445.4	443.1
Gross profit	368.9	357.4
Selling, general and administrative expenses	209.4	195.1
Restructuring expenses and asset impairments	17.5	1.1
Operating income	142.0	161.2
Other expense (income) – net	1.4	(2.7)
Interest expense – net	16.1	9.4
Income before income taxes	124.5	154.5
Provision for income taxes	29.1	33.2
Net income	95.4	121.3
Net loss attributable to noncontrolling interest	0.1	0.1
Net income attributable to IDEX	$95.5	$121.4

Earnings per Common Share:
Basic earnings per common share attributable to IDEX	$1.26	$1.60
Diluted earnings per common share attributable to IDEX	$1.26	$1.60

Share Data:
Basic weighted average common shares outstanding	75.7	75.7
Diluted weighted average common shares outstanding	75.8	75.9

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$594.1	$620.8
Receivables – net	482.6	465.9
Inventories – net	466.3	429.7
Other current assets	83.7	76.3
Total current assets	1,626.7	1,592.7
Property, plant and equipment - net	459.6	460.4
Goodwill	3,286.7	3,251.7
Intangible assets - net	1,268.3	1,284.8
Other noncurrent assets	153.8	155.7
Total assets	$6,795.1	$6,745.3

Liabilities and equity
Current liabilities
Trade accounts payable	$208.3	$197.8
Accrued expenses	274.6	278.7
Current portion of long-term borrowings	100.7	100.7
Dividends payable	—	52.5
Total current liabilities	583.6	629.7
Long-term borrowings – net	1,839.1	1,859.5
Deferred income taxes	273.1	267.2
Other noncurrent liabilities	193.4	194.8
Total liabilities	2,889.2	2,951.2
Shareholders' equity
Preferred stock	—	—
Common stock	0.9	0.9
Treasury stock	(1,221.2)	(1,170.3)
Additional paid-in capital	878.4	864.8
Retained earnings	4,325.7	4,230.2
Accumulated other comprehensive loss	(77.2)	(130.9)
Total shareholders' equity	3,906.6	3,794.7
Noncontrolling interest	(0.7)	(0.6)
Total equity	3,905.9	3,794.1
Total liabilities and equity	$6,795.1	$6,745.3

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net income	$95.4	$121.3
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation	18.4	16.2
Amortization of intangible assets	31.5	24.6
Share-based compensation expense	13.6	12.5
Deferred income taxes	0.9	0.2
Changes in (net of the effect from acquisitions/divestitures and foreign currency translation):
Receivables – net	(12.3)	(12.2)
Inventories – net	(34.9)	(9.5)
Other current assets	(7.0)	(10.9)
Trade accounts payable	9.6	8.9
Deferred revenue	8.8	6.8
Accrued expenses	(17.9)	(1.5)
Other – net	(0.4)	0.2
Net cash flows provided by operating activities	105.7	156.6
Cash flows from investing activities
Capital expenditures	(14.3)	(20.0)
Acquisition of business, net of cash acquired	4.2	—
Other – net	0.1	—
Net cash flows used in investing activities	(10.0)	(20.0)
Cash flows from financing activities
Payments under revolving credit facilities	(30.2)	—
Cash dividends paid to shareholders	(52.4)	(48.5)
(Payments) proceeds from share issuances, net of shares withheld for taxes	(0.5)	7.7
Repurchases of common stock	(50.0)	—
Other – net	(0.2)	(0.2)
Net cash flows used in financing activities	(133.3)	(41.0)
Effect of exchange rate changes on cash and cash equivalents	10.9	(13.6)
Net (decrease) increase in cash and cash equivalents and restricted cash	(26.7)	82.0
Cash and cash equivalents and restricted cash at beginning of year(1)	638.9	534.3
Cash and cash equivalents and restricted cash at end of period(1)	$612.2	$616.3

(1) Includes $18.1 million of restricted cash at March 31, 2025 and December 31, 2024. At March 31, 2025, $16.5 million of the restricted cash has been included in Other current assets and $1.6 million has been included in Other noncurrent assets in the Condensed Consolidated Balance Sheets. At December 31, 2024, $18.1 million was included in Other current assets in the Condensed Consolidated Balance Sheets. There was no restricted cash as of March 31, 2024 or December 31, 2023.

IDEX CORPORATION
Company and Segment Financial Information
(in millions)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales
Fluid & Metering Technologies	$290.5	$313.7
Health & Science Technologies	341.5	310.1
Fire & Safety/Diversified Products	184.3	178.0
Eliminations	(2.0)	(1.3)
Total IDEX	$814.3	$800.5
Depreciation
Fluid & Metering Technologies	$4.4	$4.3
Health & Science Technologies	11.7	9.4
Fire & Safety/Diversified Products	2.2	2.3
Corporate Office	0.1	0.2
Total IDEX	$18.4	$16.2
Amortization of intangible assets
Fluid & Metering Technologies	$5.3	$5.3
Health & Science Technologies	24.6	17.7
Fire & Safety/Diversified Products	1.6	1.6
Total IDEX	$31.5	$24.6
Restructuring expenses and asset impairments
Fluid & Metering Technologies	$4.2	$0.5
Health & Science Technologies	11.4	0.5
Fire & Safety/Diversified Products	1.6	—
Corporate Office	0.3	0.1
Total IDEX	$17.5	$1.1

Non-GAAP Measures of Financial Performance
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). The Company supplements certain GAAP financial performance metrics with non-GAAP financial performance metrics. Management believes these non-GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, as identified in the reconciliations below. Reconciliations of non-GAAP financial performance metrics to their most directly comparable GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with GAAP. Due to rounding, numbers presented throughout this and other documents may not add up or recalculate precisely.

All table footnotes can be found at the end of this Non-GAAP Measures section. There were no adjustments to GAAP financial performance metrics other than the items noted below.

•Organic orders and organic sales are calculated as orders and Net sales excluding amounts from acquired or divested businesses during the first twelve months of ownership or prior to divestiture and excluding the impact of foreign currency translation.
•Adjusted gross profit is calculated as Gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by Net sales.
•Adjusted net income attributable to IDEX is calculated as Net income attributable to IDEX plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments, plus acquisition-related intangible asset amortization, all net of the statutory tax expense or benefit.
•Adjusted diluted EPS attributable to IDEX is calculated as adjusted net income attributable to IDEX divided by the diluted weighted average shares outstanding.
•Consolidated Adjusted EBITDA is calculated as consolidated earnings before interest expense - net, income taxes, depreciation and amortization, or consolidated EBITDA, plus fair value inventory step-up charges, plus Restructuring expenses and asset impairments.
•Consolidated Adjusted EBITDA margin is calculated as Consolidated Adjusted EBITDA divided by Net sales.
•Free cash flow is calculated as cash flows from operating activities less capital expenditures. Free cash flow conversion is calculated as free cash flow divided by adjusted net income attributable to IDEX.

Table 1: Reconciliations of the Change in Net Sales to Organic Sales

	FMT	HST	FSDP	IDEX
	Three Months Ended March 31, 2025
Change in net sales	(7%)	10%	4%	2%
Less:
Net impact from acquisitions/divestitures(1)	(2%)	12%	—%	4%
Impact from foreign currency(2)	(1%)	(1%)	(1%)	(1%)
Change in organic sales	(4%)	(1%)	5%	(1%)

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Gross Margin (dollars in millions)

	Three Months Ended March 31,
	2025	2024
Gross profit	$368.9	$357.4
Fair value inventory step-up charges	—	2.5
Adjusted gross profit	$368.9	$359.9

Net sales	$814.3	$800.5

Gross margin	45.3%	44.6%
Adjusted gross margin	45.3%	45.0%

Table 3: Reconciliations of Reported-to-Adjusted Net Income Attributable to IDEX and Diluted EPS Attributable to IDEX (in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Reported net income attributable to IDEX	$95.5	$121.4
Fair value inventory step-up charges	—	2.5
Tax impact on fair value inventory step-up charges	—	(0.5)
Restructuring expenses and asset impairments	17.5	1.1
Tax impact on restructuring expenses and asset impairments	(4.1)	(0.3)
Acquisition-related intangible asset amortization	31.5	24.6
Tax impact on acquisition-related intangible asset amortization	(7.4)	(5.6)
Adjusted net income attributable to IDEX	$133.0	$143.2

Reported diluted EPS attributable to IDEX	$1.26	$1.60
Fair value inventory step-up charges	—	0.03
Tax impact on fair value inventory step-up charges	—	(0.01)
Restructuring expenses and asset impairments	0.23	0.01
Tax impact on restructuring expenses and asset impairments	(0.05)	—
Acquisition-related intangible asset amortization	0.41	0.32
Tax impact on acquisition-related intangible asset amortization	(0.10)	(0.07)
Adjusted diluted EPS attributable to IDEX	$1.75	$1.88

Diluted weighted average shares outstanding	75.8	75.9

Table 4: Reconciliations of Net Income to Adjusted EBITDA (dollars in millions)

	Three Months Ended March 31,
	2025	2024
Reported net income	$95.4	$121.3
Provision for income taxes	29.1	33.2
Interest expense - net	16.1	9.4
Depreciation	18.4	16.2
Amortization	31.5	24.6
Fair value inventory step-up charges	—	2.5
Restructuring expenses and asset impairments	17.5	1.1
Adjusted EBITDA	$208.0	$208.3

Adjusted EBITDA Components:
FMT	$95.3	$105.4
HST	87.4	81.4
FSDP	54.2	51.4
Corporate and other	(28.9)	(29.9)
Total Adjusted EBITDA	$208.0	$208.3

Net sales	$814.3	$800.5

Net income margin	11.7%	15.2%
Adjusted EBITDA margin	25.5%	26.0%

Table 5: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (dollars in millions)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities	$105.7	$156.6
Less: Capital expenditures	14.3	20.0
Free cash flow	$91.4	$136.6

Reported net income attributable to IDEX	$95.5	$121.4
Adjusted net income attributable to IDEX	133.0	143.2

Operating cash flow conversion	111%	129%
Free cash flow conversion	69%	95%

Table 6: Reconciliation of Estimated 2025 Change in Net Sales to Change in Organic Sales

	Guidance
	Second Quarter 2025		Full Year 2025
	Low End	High End	Low End	High End
Estimated change in net sales	6%	8%	4%	6%
Less:
Net impact from acquisitions/divestitures(1)	6%	6%	3%	3%
Impact from foreign currency(2)	—%	—%	—%	—%
Estimated change in organic sales	—%	2%	1%	3%

Table 7: Reconciliation of Estimated 2025 Diluted EPS Attributable to IDEX to Adjusted Diluted EPS Attributable to IDEX

Guidance
	Second Quarter 2025	Full Year 2025
Estimated diluted EPS attributable to IDEX	$1.60 - $1.72	$6.56 - $6.95
Restructuring expenses(3)	$0.01 - $0.04	$0.28 - $0.34
Tax impact on restructuring expenses	$0.00 - $(0.01)	$(0.05) - $(0.07)
Acquisition-related intangible asset amortization	$0.42	$1.67
Tax impact on acquisition-related intangible asset amortization	$(0.10)	$(0.40)
Estimated adjusted diluted EPS attributable to IDEX	$1.95 - $2.05	$8.10 - $8.45

Table 8: Reconciliation of Estimated 2025 Net Income to Adjusted EBITDA (dollars in millions)

	Guidance
	Second Quarter 2025		Full Year 2025
	Low End	High End	Low End	High End
Estimated Reported net income	$121.3	$130.1	$498.8	$527.7
Provision for income taxes	35.3	37.8	149.3	157.8
Interest expense - net	16.4	16.4	63.2	63.2
Depreciation	19.1	19.1	76.6	76.6
Amortization of intangible assets	31.8	31.8	126.9	126.9
Restructuring expenses(3)	2.9	0.9	25.0	21.0
Estimated Adjusted EBITDA	$226.8	$236.1	$939.8	$973.2

Estimated Net sales	$854.3	$870.4	$3,415.5	$3,480.9

Estimated Net income margin	14.2%	14.9%	14.6%	15.2%
Estimated Adjusted EBITDA margin	26.5%	27.0%	27.5%	28.0%

(1) Represents the sales from acquired or divested businesses during the first 12 months of ownership or prior to divestiture.

(2) The portion of sales attributable to foreign currency translation is calculated as the difference between (a) the period-to-period change in organic sales, and (b) the period-to-period change in organic sales after applying prior period foreign exchange rates to the current year period.

(3) Represents estimated restructuring costs to be incurred during the remainder of 2025, primarily related to severance.